Exhibit No. 10.3
Form of Senior Executive Officer Agreement
[Date]
[OFFICER NAME]
Fidelity Southern Corporation
3 Corporate Square
Atlanta, GA 30329
Dear [OFFICER]:
Fidelity Southern Corporation (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (the “Treasury”) that provides, among other things, for the purchase by the Treasury of securities issued by the Company. This purchase is anticipated to occur as part of the Company’s participation in the Treasury’s Troubled Asset Relief Program — Capital Purchase Program (the “CPP”) under the Emergency Economic Stabilization Act of 2008 (together with any regulations or other guidance promulgated thereunder as in effect from time to time, “EESA”).
As a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to take certain actions with respect to the Compensation Arrangements of its Senior Executive Officers. The Company has determined that you are or may be a Senior Executive Officer for purposes of the CPP. To comply with the requirements of the CPP, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:
(1)	No Golden Parachute Payments. You shall not receive from the Company any golden parachute payment, within the meaning of Section 111(b)(2)(C) of EESA, during the CPP Covered Period, or during the one-year period following any acquisition of the Company, to the extent required by EESA. To the extent any event occurs during the CPP Covered Period that would otherwise trigger a golden parachute payment, you will be entitled to the lesser of (i) any amount to which you are entitled under the Compensation Arrangements, and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus or incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, within the meaning of and to the extent required by Section 111(b)(2)(B) of EESA.

(3)	Amendment of Compensation Arrangements. Each of the Company’s Compensation Arrangements are hereby amended to the extent necessary to give effect to the provisions of paragraphs (1) and (2) above.

(4)	Avoidance of Incentives Encouraging Unnecessary and Excessive Risks. As a condition to participation in the CPP, the Compensation Committee is required to periodically review the provisions of the Compensation Arrangements during the CPP Covered Period with appropriate senior risk officers to ensure that the Compensation Arrangements to not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent that the Compensation Committee determines that any revision to any Compensation Arrangement is necessary or advisable for such purpose, you hereby agree to such revisions and, if necessary, further agree to execute such documents as the Company deems necessary or advisable to effect such revisions.

(5)	Definitions and Interpretation. Capitalized terms set forth in this letter agreement shall have the following meanings:

“Company” means Fidelity Southern Corporation and includes any entities treated as a single employer with Fidelity Southern Corporation under EESA.

“Compensation Arrangements” means the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, but not limited to, golden parachute, severance, employment, deferred compensation and equity-based compensation agreements).

“Compensation Committee” means the Compensation Committee of the Company’s Board of Directors or a committee acting in a similar capacity.

“CPP Covered Period” means any period during which the Treasury holds an equity or debt position acquired from the Company in the CPP, as limited by, and interpreted in a manner consistent with, EESA.

“Senior Executive Officers” means the Company’s “senior executive officers” within the meaning of Section 111(b)(3) of EESA.

Paragraphs (1) and (2) of this letter agreement are intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Compensation Arrangements in accordance with their terms before giving effect to this letter agreement).

(6)	Termination. If the Treasury does not purchase the securities contemplated by the Participation Agreement, then this letter agreement shall be of no force or effect. In addition, at such time as the Treasury no longer holds an equity or debt position acquired from the Company in the CPP, this letter agreement shall be of no further force or effect, except to the extent required by Section 111 of EESA. If it is determined that you are not, or if you cease to be, a Senior Executive Officer, you shall be released from the restrictions and obligations set forth in this letter agreement to the extent permissible under the CPP.

(7)	Miscellaneous. To the extent not subject to federal law, this letter agreement will be governed by and construed in accordance with the laws of the State of Georgia. This letter agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.
This letter agreement represents the entire agreement of the parties hereto in respect of the matters made the subject hereof. To acknowledge your agreement with the provisions of this letter agreement, please sign where indicated below and return this letter agreement to the Company, retaining a copy for your records.

Sincerely,

FIDELITY SOUTHERN CORPORATION

By:

Name:

Title:	[Chairman]

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

By:

Name:

Title:

Date: